Exhibit 99

McGRAW HILL FINANCIAL REPORTS

FIRST QUARTER RESULTS

Revenue Increased 6%

Diluted EPS from Continuing Operations Increased 26% to $1.10

Adjusted Diluted EPS from Continuing Operations Increased 25% to $1.09

Operating Margin Increased 430 Basis Points to 39.4%

Adjusted Operating Margin Increased 380 Basis Points to 38.9%

New York, NY, April 28, 2015 – McGraw Hill Financial, Inc. (NYSE: MHFI) today reported first quarter 2015 results with revenue of $1.27 billion, an increase of 6% compared to the same period last year. Net income and diluted earnings per share from continuing operations were $303 million and $1.10, respectively.

Adjusted net income from continuing operations increased 24% to $299 million and adjusted diluted earnings per share from continuing operations increased 25% to $1.09. The adjustments in the first quarter of 2015 were related to insurance recoveries for legal settlements largely offset by settlement charges.

“This is a good start to 2015,” said Douglas L. Peterson, President and Chief Executive Officer of McGraw Hill Financial. “All of the Company's businesses delivered mid single-digit revenue growth despite the headwinds of a strong U.S. dollar. This growth, coupled with excellent progress with ongoing productivity programs, led to a significant improvement in profitability.”

Outlook: There is no change to the Company's guidance. Adjusted diluted earnings per share guidance for 2015 remains $4.35 to $4.45.

Standard & Poor’s Ratings Services: Quarterly revenue increased 6% to $606 million in the first quarter of 2015 compared to the same period last year despite challenging changes in foreign exchange rates.

Transaction revenue grew 18% to $289 million compared to the same period last year. This was primarily the result of issuance increases in U.S. corporate debt and U.S. public finance offset somewhat by weakness in bank loan ratings.

Non-transaction revenue decreased 2% in the quarter, due to the strong U.S. dollar and a decline in entity credit ratings as fewer new customers were added during the quarter. With the strength in transaction revenue, non-transaction revenue was 52% of Standard & Poor's Ratings Services' total revenue compared to 57% for the same period last year.

Domestic revenue increased 15% and international revenue decreased 4%. International revenue, impacted by a strong U.S. dollar and lower growth in Europe, represented 42% of Standard & Poor’s Ratings Services' first-quarter revenue.

Expenses declined 4%. Adjusted expenses in the quarter decreased due to recent restructuring actions, tight cost control, and favorable foreign exchange rate changes.

Operating profit increased 21% to $291 million with an operating profit margin that increased 580 basis points to 48%.

Adjusted operating profit increased 19% to $285 million with an adjusted operating profit margin that increased 480 basis points to 47%.

S&P Capital IQ: Revenue increased 6% to $320 million in the first quarter of 2015 compared to the same period last year. Excluding previous portfolio rationalization, organic revenue growth was 7%. Expenses increased 4% and operating profit increased 18% to $63 million.

The S&P Capital IQ Desktop product had the most meaningful impact on revenue with low-teens revenue growth resulting from a similar increase in the number of users.

S&P Capital IQ’s international revenue increased 6% to $108 million in the first quarter and represented 34% of the business unit's total revenue.

S&P Dow Jones Indices: Revenue increased 5% to $143 million in the first quarter of 2015 compared to the same period last year. Expenses increased 6% driven by timing of headcount additions. Operating profit increased 4% to $95 million. Operating profit attributable to the Company increased 5% to $70 million.

Top-line growth in the quarter can be attributed to increased mutual funds' AUM, over-the-counter derivative trading licenses, and data subscriptions. Assets under management in exchange-traded funds based on the S&P Dow Jones Indices increased 22% to $810 billion at the end of the quarter. Trading volume of exchange-traded derivatives declined; notably, the SPX monthly contract (S&P 500 Index) and VIX (CBOE Volatility Index). Revenue and operating profit growth was negatively impacted by a one-time revenue increase recorded in the first quarter of 2014. As a result, revenue associated with exchange-traded funds declined modestly during the first quarter of 2015.

Commodities & Commercial Markets: Revenue increased 7% to $225 million. Expenses decreased 1% due to tight cost control. Operating profit was $85 million in the first quarter of 2015, an increase of 23% compared to the same period last year. These results exclude McGraw Hill Construction which was sold in 2014 and reclassified as a discontinued operation in the first quarter 2014 figures.

Platts continued to experience steady revenue growth in the high single-digits as a result of strength in price assessments and market data subscriptions. In addition, licensing revenue from Global Trading Services increased primarily due to The Steel Index derivative activity.

J.D. Power delivered high single-digit revenue growth driven by gains in the U.S. auto business.

Unallocated Expense: Unallocated expense includes corporate center functions and certain non-performance related items such as excess real estate. Unallocated expense decreased by 3% to $33 million in the first quarter primarily due to ongoing productivity efforts.

Return of Capital: First quarter return of capital to shareholders, in the form of share repurchases and dividends, was $204 million. During the quarter, the Company repurchased approximately 1.1 million shares. The Company has approximately 44.5 million shares remaining under the existing authorization from the Board of Directors.

Balance Sheet and Cash Flow: To meet U.S. cash need, the Company raised $365 million of short-term debt during the quarter through the issuance of commercial paper and utilization of the revolving credit facility. Cash and equivalents at the end of the first quarter were $1.2 billion, of which approximately $1.0 billion is held outside the United States. In the first three months of 2015, cash used for operating activities from continuing operations was $1,349 million. Free cash flow from continuing operations was $(1,395) million, a decrease of $1,474 million from the same period in 2014. The significant decrease was the result of payments associated with recent legal settlements.

Comparison of Adjusted Information to U.S. GAAP Information: Adjusted diluted earnings per share, adjusted diluted earnings per share from continuing operations, adjusted net income, adjusted operating profit and margin, adjusted expense, adjusted unallocated expense, and free cash flow are non-GAAP financial measures contained in this earnings release that are derived from the Company’s continuing operations. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are attached as Exhibits 5 and 7.

Conference Call/Webcast Details: The Company’s senior management will review the first quarter earnings results on a conference call scheduled for this morning, April 28, 2015, at 8:30 a.m. EDT. This call is open to all interested parties. Discussions may include forward-looking information. Additional information presented on the conference call may be made available on the Company’s Investor Relations Website at http://investor.mhfi.com.

The Webcast will be available live and in replay at http://investor.mhfi.com/phoenix.zhtml?c=96562&p=irol-EventDetails&EventId=5188737. (Please copy and paste URL into Web browser.)

Telephone access is available. Domestic participants may call (888) 391-6568; international participants may call +1 (415) 228-4733 (long distance charges will apply). The passcode is “MHFI” and the conference leader is Douglas Peterson. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until May 28, 2015. Domestic participants may call (800) 759-1637; international participants may call +1 (203) 369-3019 (long distance charges will apply). No passcode is required.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events, trends, contingencies or results, appear at various places throughout this report and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, we may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; the expected impact of acquisitions and dispositions; our effective tax rates; and our cost structure, dividend policy, cash flows or liquidity.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, among other things:

•	the rapidly evolving regulatory environment, in the United States and abroad, affecting Standard & Poor’s Ratings Services, Platts, S&P Dow Jones Indices, S&P Capital IQ and our other businesses, including new and amended regulations and our compliance therewith;
•	the outcome of litigation, government and regulatory proceedings, investigations and inquiries;
•	worldwide economic, financial, political and regulatory conditions;
•	the health of debt and equity markets, including credit quality and spreads, the level of liquidity and future debt issuances;
•	the level of interest rates and the strength of the credit and capital markets in the U.S. and abroad;
•	the demand and market for credit ratings in and across the sectors and geographies where we operate;
•	concerns in the marketplace affecting our credibility or otherwise affecting market perceptions of the integrity or utility of independent credit agency ratings;
•	our ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, and the potential of a system or network disruption that results in regulatory penalties, remedial costs and/or improper disclosure of confidential information or data;
•	the effect of competitive products and pricing;
•	consolidation in our end-customer market;
•	the impact of cost-cutting pressures across the financial services industry;
•	a decline in the demand for credit risk management tools by financial institutions;
•	the level of success of new product development and global expansion;
•	the level of merger and acquisition activity in the U.S. and abroad;
•	the volatility of the energy marketplace;
•	the health of the commodities markets;
•	the impact of cost-cutting pressures and reduced trading in oil and other commodities markets;

•	the level of our future cash flows;
•	our ability to make acquisitions and dispositions and to integrate, and realize expected synergies, savings or benefits from, the businesses we acquire;
•	the level of our capital investments;
•	the level of restructuring charges we incur;
•	the strength and performance of the domestic and international automotive markets;
•	our ability to successfully recover should we experience a disaster or other business continuity problem, such as a hurricane, flood, earthquake, terrorist attack, pandemic, security breach, cyber attack, power loss, telecommunications failure or other natural or man-made disaster;
•	changes in applicable tax or accounting requirements;
•	the impact on our net income caused by fluctuations in foreign currency exchange issues; and
•	our exposure to potential criminal sanctions or civil remedies if we fail to comply with foreign and U.S. laws and regulations that are applicable in the domestic and international jurisdictions in which we operate, including sanctions laws relating to countries such as Iran, Russia, Cuba, Sudan and Syria, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, local laws prohibiting corrupt payments to government officials, as well as import and export restrictions.

The factors above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, we caution readers not to place undue reliance on the above forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information about our businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company’s filings with the SEC, including Item 1a, Risk Factors, in our most recently filed Annual Report on Form 10-K.

About McGraw Hill Financial: McGraw Hill Financial is a leading financial intelligence company providing the global capital and commodity markets with independent benchmarks, credit ratings, portfolio and enterprise risk solutions, and analytics. The Company's iconic brands include Standard & Poor's Ratings Services, S&P Capital IQ, S&P Dow Jones Indices, Platts, CRISIL, and J.D. Power. The Company has approximately 17,000 employees in 30 countries. Additional information is available at www.mhfi.com.

Investor Relations: http://investor.mhfi.com

Get news direct from McGraw Hill Financial via RSS:

http://investor.mhfi.com/phoenix.zhtml?c=96562&p=rssSubscription&t=&id=&

Contact:

Investor Relations:

Chip Merritt

Vice President, Investor Relations

(212) 512-4321 (office)

chip.merritt@mhfi.com

News Media:

Jason Feuchtwanger

Director, Corporate Media Relations

(212) 512-3151 (office)

jason.feuchtwanger@mhfi.com

Exhibit 1

McGraw Hill Financial

Condensed Consolidated Statements of Income

Three months ended March 31, 2015 and 2014

(dollars in millions, except per share data)

(unaudited)	2015	2014	% Change

Revenue	$1,273	$1,196	6%
Expenses	772	776	(1)%
Operating profit	501	420	19%
Interest expense, net	16	14	13%
Income from continuing operations before taxes on income	485	406	20%
Provision for taxes on income	156	138	13%
Income from continuing operations	329	268	23%
Income from discontinued operations (a)	—	7	N/M
Net income	329	275	20%
Less: net income attributable to noncontrolling interests - continuing	(26)	(27)	(2)%
Net income attributable to McGraw Hill Financial, Inc.	$303	$248	22%

Amounts attributable to McGraw Hill Financial, Inc. common shareholders:
Income from continuing operations	$303	$241	26%
Income from discontinued operations	—	7	N/M
Net income	$303	$248	22%

Earnings per share attributable to McGraw Hill Financial, Inc. common shareholders:
Income from continuing operations:
Basic	$1.11	$0.89	25%
Diluted	$1.10	$0.87	26%
Income from discontinued operations:
Basic	$—	$0.02	N/M
Diluted	$—	$0.02	N/M
Net income:
Basic	$1.11	$0.91	22%
Diluted	$1.10	$0.89	23%

Weighted-average number of common shares outstanding:
Basic	273.5	271.8
Diluted	276.3	277.2

N/M - not meaningful

Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.

(a)	In the fourth quarter of 2014, the Company sold McGraw Hill Construction, which historically was included in our Commodities & Commercial segment. As a result, this business has been reflected as a discontinued operation for the three months ending March 31, 2014.

Exhibit 2

McGraw Hill Financial

Condensed Consolidated Balance Sheets

March 31, 2015 and December 31, 2014

(dollars in millions)

(unaudited)	March 31,	December 31,
	2015	2014

Assets:
Cash and equivalents	$1,176	$2,497
Other current assets	1,512	1,469
Total current assets	2,688	3,966
Property and equipment, net	200	206
Goodwill and other intangible assets, net	2,351	2,391
Other non-current assets	209	208
Total assets	$5,448	$6,771

Liabilities and Equity:
Short-term debt	$365	$—
Unearned revenue	1,356	1,323
Other current liabilities (a)	858	2,644
Long-term debt	799	799
Pension, other postretirement benefits and other non-current liabilities	671	656
Total liabilities	4,049	5,422
Redeemable noncontrolling interest	810	810
Total equity	589	539
Total liabilities and equity	$5,448	$6,771

(a)	Includes an unpaid liability of $68 million and $1.6 billion related to legal and regulatory settlements as of March 31, 2015 and December 31, 2014, respectively.

Exhibit 3

McGraw Hill Financial

Condensed Consolidated Statements of Cash Flows

Three months ended March 31, 2015 and 2014

(dollars in millions)

(unaudited)	2015	2014

Operating Activities:
Income from continuing operations	$329	$268
Adjustments to reconcile income from operations to cash (used for) provided by operating activities from continuing operations:
Depreciation	22	21
Amortization of intangibles	11	12
Stock-based compensation	18	17
Other	72	—
Accrued legal and regulatory settlements	(1,559)	—
Net changes in other operating assets and liabilities	(242)	(204)
Cash (used for) provided by operating activities from continuing operations	(1,349)	114

Investing Activities:
Capital expenditures	(16)	(20)
Acquisitions, net of cash acquired	(2)	(15)
Changes in short-term investments	(1)	—
Cash used for investing activities from continuing operations	(19)	(35)

Financing Activities:
Additions to short-term debt, net	365	—
Dividends paid to shareholders	(94)	(82)
Dividends and other payments paid to noncontrolling interests	(30)	(15)
Repurchase of treasury shares	(110)	(164)
Exercise of stock options, excess tax benefits from share-based payments and other	89	165
Cash provided by (used for) financing activities from continuing operations	220	(96)
Effect of exchange rate changes on cash from continuing operations	(44)	—
Cash used for continuing operations	(1,192)	(17)
Cash (used for) provided by discontinued operations	(129)	6
Net change in cash and equivalents	(1,321)	(11)
Cash and equivalents at beginning of period	2,497	1,542
Cash and equivalents at end of period	$1,176	$1,531

Exhibit 4

McGraw Hill Financial

Operating Results

Three months ended March 31, 2015 and 2014

(dollars in millions)

(unaudited)	Revenue
	2015	2014	% Change

S&P Ratings Services	$606	$569	6%
S&P Capital IQ	320	301	6%
S&P Dow Jones Indices	143	137	5%
Commodities & Commercial Markets	225	211	7%
Intersegment Elimination	(21)	(22)	4%
Total revenue	$1,273	$1,196	6%

	Expenses
	2015	2014	% Change

S&P Ratings Services (a)	$315	$329	(4)%
S&P Capital IQ	257	248	4%
S&P Dow Jones Indices	48	46	6%
Commodities & Commercial Markets	140	141	(1)%
Intersegment Elimination	(21)	(22)	4%
Total expenses	$739	$742	—%

	Operating Profit
	2015	2014	% Change

S&P Ratings Services (a)	$291	$240	21%
S&P Capital IQ	63	53	18%
S&P Dow Jones Indices	95	91	4%
Commodities & Commercial Markets	85	70	23%
Total operating segments	534	454	18%
Unallocated expense	(33)	(34)	(3)%
Total operating profit	$501	$420	19%

(a)	2015 includes a benefit of $35 million related to legal settlement insurance recoveries, partially offset by $29 million of legal settlement charges.

Exhibit 5

McGraw Hill Financial

Operating Results - Reported vs. Performance

Three months ended March 31, 2015 and 2014

(dollars in millions, except per share amounts)

(unaudited)	2015				2014			% Change
	Reported	Non-GAAP Adjustments		Performance	Reported	Non-GAAP Adjustments	Performance	Reported	Performance

S&P Ratings Services	$291	$(6	) a	$285	$240	$—	$240	21%	19%
S&P Capital IQ	63	—		63	53	—	53	18%	18%
S&P Dow Jones Indices	95	—		95	91	—	91	4%	4%
Commodities & Commercial Markets	85	—		85	70	—	70	23%	23%
Segment operating profit	534	(6)		528	454	—	454	18%	16%
Unallocated expense	(33)	—		(33)	(34)	—	(34)	(3)%	(3)%
Operating profit	501	(6)		495	420	—	420	19%	18%
Interest expense, net	16	—		16	14	—	14	13%	13%
Income before taxes on income	485	(6)		479	406	—	406	20%	18%
Provision for taxes on income	156	(2)		153	138	—	138	13%	12%
Income from continuing operations	329	(4)		325	268	—	268	23%	22%
Income from discontinued operations	—	—		—	7	(7)	—	N/M	N/M
Net income	329	(4)		325	275	(7)	268	20%	22%
Less: NCI net income - continuing	(26)	—		(26)	(27)	—	(27)	(2)%	(2)%
Net income - continuing	303	(4)		299	241	—	241	26%	24%
Net income - discontinued	—	—		—	7	(7)	—	N/M	N/M
Net income attributable to MHFI	$303	$(4)		$299	$248	$(7)	$241	22%	24%

Diluted EPS - continuing	$1.10	$(0.01)		$1.09	$0.87	$—	$0.87	26%	25%
Diluted EPS - total	$1.10	$(0.01)		$1.09	$0.89	$(0.02)	$0.87	23%	25%

N/M - not meaningful

Note - Totals presented may not sum due to rounding

(a)	Includes a benefit of $35 million related to legal settlement insurance recoveries, partially offset by $29 million of legal settlement charges.

Exhibit 6

McGraw Hill Financial

Revenue Information

Three months ended March 31, 2015 and 2014

(dollars in millions)

Subscription / Non-Transaction vs. Non-Subscription / Transaction Revenue

(unaudited)	Subscription / Non-Transaction			Non-Subscription / Transaction
	2015	2014	% Change	2015	2014	% Change

S&P Ratings Services (a)	$317	$324	(2)%	$289	$245	18%
S&P Capital IQ (b)	287	272	6%	33	29	13%
S&P Dow Jones Indices (c)	29	26	14%	114	111	3%
Commodities & Commercial Markets (d)	149	141	6%	76	70	9%
Intersegment elimination	(21)	(22)	4%	—	—
Total revenue	$761	$741	3%	$512	$455	13%

(a)	Non-transaction revenue is primarily related to annual fees for frequent issuer programs and surveillance, while transaction revenue is related to ratings of publicly-issued debt, bank loan ratings and corporate credit estimates. Non-transaction revenue also includes an intersegment revenue elimination, which mainly consists of the royalty of $20 million for the three months ended March 31, 2015, and $19 million for the three months ended March 31, 2014, charged to S&P Capital IQ for the rights to use and distribute content and data developed by S&P Ratings Services.

(b)	Subscription revenue is related to credit ratings-related information products, S&P Capital IQ Desktop, investment research products and other data subscriptions, while non-subscription revenue is related to certain advisory, pricing and analytical services.

(c)	Subscription revenue is related to data subscriptions, which support index fund management, portfolio analytics and research, while non-subscription revenue relates to fees based on assets underlying exchange-traded funds, as well as certain advisory, pricing and analytical services.

(d)	Subscription revenue at Platts is related to real-time news, market data, and price assessments, along with other information products, while non-subscription revenue is related to licensing of its proprietary market price data and price assessments to commodity exchanges, conference sponsorship, consulting engagements and events. Subscription revenue at J.D. Power is related to information products primarily serving the automotive market, while non-subscription revenue is related to syndicated and proprietary research studies, advertising, consulting engagements and events.

Domestic vs. International Revenue

(unaudited)	Domestic			International
	2015	2014	% Change	2015	2014	% Change

S&P Ratings Services	$352	$305	15%	$254	$264	(4)%
S&P Capital IQ	212	199	6%	108	102	6%
S&P Dow Jones Indices	114	108	6%	29	29	(1)%
Commodities & Commercial Markets	98	95	3%	127	116	10%
Intersegment elimination	(11)	(12)	(10)%	(10)	(10)	3%
Total revenue	$765	$695	10%	$508	$501	1%

Exhibit 7

McGraw Hill Financial

Non-GAAP Financial Information

Three months ended March 31, 2015 and 2014

(dollars in millions)

 Computation of Free Cash Flow

(unaudited)	2015	2014
Cash (used for) provided by operating activities from continuing operations	$(1,349)	$114
Capital expenditures	(16)	(20)
Dividends and other payments paid to noncontrolling interests	(30)	(15)
Free Cash Flow	$(1,395)	$79

 McGraw Hill Financial Organic Revenue

(unaudited)	2015	2014	% Change
Total revenue	$1,273	$1,196	6%
C&C Eclipse acquisition	(1)	—
S&P Capital IQ product closures and divestitures	—	(1)
Total Adjusted Revenue	$1,272	$1,195	6%

Adjusted S&P Capital IQ Revenue

(unaudited)	2015	2014	% Change
S&P Capital IQ revenue	$320	$301	6%
Product closures and divestitures	—	(1)
Adjusted S&P Capital IQ Revenue	$320	$300	7%

Adjusted Commodities & Commercial Markets Revenue

(unaudited)	2015	2014	% Change
C&C revenue	$225	$211	7%
Eclipse acquisition	(1)	—
Adjusted C&C Revenue	$224	$211	6%

Adjusted S&P Dow Jones Indices Net Operating Profit

(unaudited)	2015	2014	% Change
Operating profit	$95	$91	4%
Income attributable to noncontrolling interests	25	24
Adjusted Net Operating Profit	$70	$67	5%